FS Multi-Strategy Alternatives Fund

INVESTMENT SUB-ADVISORY AGREEMENT

INVESTMENT SUB-ADVISORY AGREEMENT (the “Agreement”), dated as of the 11th day of April 2022, by and between FS FUND ADVISOR, LLC, a Delaware limited liability company (the “Adviser”), and WILSHIRE ADVISORS LLC (formerly, “Wilshire Associates Incorporated”), a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, the Adviser is the manager and investment adviser to certain series of The Advisors’ Inner Circle Fund III, a Delaware statutory trust (the “Trust”) and an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser has entered into an investment advisory agreement (the “Advisory Agreement”) with the Trust on behalf of its series, FS Multi-Strategy Alternatives Fund (the “Fund”);

WHEREAS, the Adviser desires to retain the Sub-Adviser to furnish it with the services described in this Agreement related to the Fund, and the Sub-Adviser desires to furnish such services.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1.	Appointment of Sub-Adviser

In accordance with and subject to the Advisory Agreement, the Adviser hereby appoints the Sub- Adviser to perform the services described in Section 2 below, subject to the oversight and direction of the Adviser and the Board, for the period and on the terms and conditions hereinafter set forth. The Sub-Adviser accepts such appointment and agrees to furnish the services hereinafter and on the terms and conditions set forth for the compensation herein provided. The Sub-Adviser shall be deemed to be an independent contractor for all purposes herein and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Adviser in any way or otherwise be deemed an agent of the Fund or the Adviser.

2.	Obligations of and Services to be Provided by the Sub-Adviser

The Sub-Adviser will provide the following non-discretionary services to the Adviser, within the parameters of the investment approach, policies, restrictions and guidelines in each case solely as provided in writing by the Adviser to the Sub-Adviser from time to time (the “Investment Guidelines”), the provisions of this Agreement, all applicable laws, rules, and regulations and the Fund’s registration statement on Form N-1A under the 1940 Act as amended from time to time (or any successor form) (the “Registration Statement”), on a continuous basis:

(a)	Identification, Evaluation, and Recommendations:

The Adviser intends to allocate (and from time to time re-allocate) the assets of the Fund among multiple investment sub-managers (each, a “Sub-Manager”) and multiple counterparties providing exposure to risk premia strategies (each, a “Risk Premia Provider” and, together with the Sub-Managers, the “Investment Managers”). The Sub-Adviser will assist the Adviser in allocating the Fund’s assets among Investment Managers and their strategies, identifying and evaluating Investment Managers and their strategies appropriate for the Fund, and providing ongoing review, analysis and reporting in connection therewith.

In connection with its obligations related to asset allocation, the Sub-Adviser will be responsible for the following, without limitation:

(i)	developing and providing to the Adviser recommendations as to those asset classes, investment strategies and Investment Managers believed by the Sub-Adviser to be appropriate for the Fund based on the Investment Guidelines; and

(ii)	developing and providing to the Adviser recommendations as to the target allocations to Investment Managers and their respective strategies believed by the Sub-Adviser to be appropriate for the Fund pursuant to the Investment Guidelines.

In connection with its obligations related to the evaluation of, and the establishment of relationships with, Investment Managers, the Sub-Adviser will be responsible for the following, without limitation:

(i)	providing Investment Manager evaluation and selection assistance services, including:

a.	identifying and evaluating Investment Manager candidates based upon the Investment Guidelines and the Sub-Adviser’s asset allocation determinations, or otherwise believed by the Sub-Adviser to be appropriate for the Fund;

b.	recommending candidates for the Adviser to retain as Investment Managers, as well as certain of their strategies, for the Fund;

c.	preparing and providing due diligence materials regarding the investment capabilities and characteristics of recommended candidates based on the Sub- Adviser’s standard investment due diligence process (e.g., key personnel, investment approach, performance, portfolio characteristics, etc.);

d.	meeting telephonically and in person with the Adviser regularly to discuss suggested Investment Manager candidates; and

e.	meeting with the Adviser’s Investment Committee and with the Board, telephonically and in person, as reasonably requested, to present information on Investment Manager candidates and their strategies;

(ii)	assisting the Adviser in negotiations of Investment Guidelines and reporting obligations and procedures with respect to the Fund with Investment Managers; and

(iii)	providing on a timely basis information requested by the Adviser relating to the Sub-Adviser in order to facilitate filings relating to the Fund with the U.S. Securities and Exchange Commission (the “SEC”) or other regulatory agencies.

(b)	Monitoring the Fund, Including Asset Allocation, Performance, and Performance Attribution:

The Sub-Adviser will monitor the Fund’s allocations of assets among the Investment Managers and their respective strategies and report to the Adviser no less frequently than monthly, and more frequently as the Board or Advisor may reasonably request with recommendations regarding the Fund’s portfolio, including any recommended changes to the Fund’s current allocations or Investment Managers. The Sub-Adviser’s recommendations will include its outlook for capital markets and opportunities currently offered by the market and will reflect its internal capital markets and other research and analyses performed using its proprietary research and tools. The Sub-Adviser will also monitor the performance of the Fund utilizing data provided by the Adviser and report to the Adviser no less frequently than monthly on such performance in comparison to such peer funds and benchmarks as the Adviser may from time to time select. The Sub-Adviser’s performance monitoring duties will include measurement and review of portfolio performance and each performance report will reflect the results of such performance measurement and review and will include the Sub-Adviser’s analyses in such form as may be agreed from time to time between the Adviser and Sub-Adviser.

(c)	Monitor the Investment Managers:

The Sub-Adviser will monitor the performance of each of the Investment Managers utilizing data provided by the Adviser and report to the Adviser no less frequently than monthly, and more frequently as the Board or Adviser may reasonably request, on such performance in comparison to the performance of such advisers and benchmarks as the Adviser may from time to time select and communicate in writing to the Sub-Adviser. The Sub-Adviser’s monitoring duties will include regular in-person meetings and telephone conferences held by the Sub-Adviser with each Investment Manager. The Sub-Adviser will provide monthly, quarterly and annual reports to the Adviser and the Board, the form and content of which will be as reasonably requested by the Adviser and the Board, addressing each Investment Manager’s performance as well as, as appropriate, the Sub-Adviser’s assessment or knowledge of whether any Investment Manager has, in carrying out its investment duties for the Fund, deviated materially from its investment philosophy or process, changed its personnel responsible for management of the assets of the Fund allocated to it, suffered a financial or other event that threatens its ability to effectively carry out its responsibilities to the Fund, achieved an acceptable level of performance during the period without taking an unexpected degree of risk, and adhered to the Investment Guidelines established by the Adviser for each Investment Manager, other information relevant to the services being provided by the Sub-Adviser as reasonably requested by the Adviser or the Board from time to time, and such other information as the Sub-Adviser considers relevant to an evaluation of the performance of each Investment Manager. Notwithstanding anything to the contrary in this Agreement, the Sub-Adviser shall have no responsibilities or liability with respect to any act or omission of any Investment Manager other than reporting any act or omission described above to the Adviser and/or Board, as described in this Section 2(c). For greater clarity, the parties agree and acknowledge that the Sub-Adviser shall not be responsible for monitoring, and shall have no liability with respect to, the compliance of any Investment Manager with any restrictions or requirements that may be applicable to such Investment Manager other than those restrictions and requirements with respect to the Fund.

In addition, the Sub-Adviser shall provide training for purposes of providing the Adviser’s employees with an understanding of the Sub-Adviser’s approach to evaluating and recommending Investment Managers and allocations, as well as the Sub-Adviser’s investment process. As part of such training, the Sub-Adviser will arrange and participate in conferences or tele-conferences with each Investment Manager, as described in 2(c) above, and in such other telephone or in-person meetings as reasonably requested by the Adviser or Board from time to time.

3.	Representations, Warranties and Covenants of the Sub-Adviser

The Sub-Adviser represents and warrants to, and covenants with, the Adviser as follows:

(a)	The Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and shall maintain such registration for so long as this Agreement remains in effect.

(b)	The Sub-Adviser is a corporation duly incorporated and validly existing under the laws of the State of California with the power to own and possess its assets and carry on its business as it is now being conducted.

(c)	The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action, no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub- Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser.

(d)	Part 2 of the Sub-Adviser’s most recent Form ADV filed with the SEC pursuant to Section 203(c) of the Advisers Act, previously provided to the Adviser, is a true and complete copy ofthe form. The Sub-Adviser will promptly provide the Adviser with a complete copy of all subsequent amendments to Part 2 of its Form ADV.

(e)	The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, has provided the Adviser with a copy of that code, together with evidence of its adoption, and has instituted procedures reasonably necessary to prevent any Access Person (as defined in Rule 17j-1) from violating its code of ethics.

(f)	Within 20 days of the end of each calendar quarter during which this Agreement remains in effect, the chief compliance officer of the Sub-Adviser shall, on behalf of the Sub-Adviser, certify to the Adviser that the Sub-Adviser has complied with its code of ethics and with the requirements of Rule 17j-1 during the previous quarter and that there have been no material violations of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action has been taken in response to such violation.

(g)	The Sub-Adviser shall comply in all material respects with all applicable provisions of the Federal Securities Laws as defined in Rule 38a-1(e)(1) of the 1940 Act and rules and regulations of the SEC and, in addition, will conduct its activities under this Agreement in accordance with any applicable laws and regulations of any governmental authority.

(h)	The Sub-Adviser shall supply information and documentation reasonably requested by the Adviser in connection with any regulatory investigation, examination or inspection of the Trust or the Fund.

(i)	The Sub-Adviser shall maintain, in connection with the Sub-Adviser’s services provided to the Fund, its compliance with the relevant provisions of the 1940 Act and the regulations adopted by the SEC thereunder; provided, that the Sub-Adviser shall have no responsibility for the maintenance of Trust records except insofar as is directly related to the services it provides to the Fund.

(j)	The Sub-Adviser shall report to the Board and the Adviser at such times and in such detail as the Board or the Adviser may reasonably require from time to time.

(k)	The Sub-Adviser shall furnish, at its own expense, (i) all necessary facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of its duties under this Agreement.

(l)	The Sub-Adviser shall maintain all accounts, books and records with respect to the Fund as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the Advisers Act, and the rules thereunder, and furnish the Trust and the Adviser with such periodic and special reports as the Trust or Adviser may reasonably request.

(m)	In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records that it maintains for the Fund are the property of the Trust, agrees to preserve for the periods described by Rule 31a-2 under the 1940 Act any records that it maintains for the Trust and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Trust any records that it maintains for the Fund upon request by the Trust or the Adviser; provided, that the Sub-Adviser may keep a copy of all such records for its own compliance purposes; provided, further, that except for internal legal, regulatory or compliance purposes, all such copies shall not be used for any other purposes whatsoever and shall remain subject to the confidentiality provisions of this Agreement.

(n)	The Sub-Adviser shall provide such information as is customarily provided by a sub- adviser and may be required for the Trust or the Adviser to comply with their respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of 1986, as amended (the “Code”), the 1940 Act, the Advisers Act, the Securities Act of 1933, as amended (the “Securities Act”), and any state securities laws, and any rule or regulation thereunder.

(o)	The Sub-Adviser shall timely provide to the Adviser and the Trust, on behalf of the Fund, all information and documentation they may request as necessary or appropriate in order for the Adviser and the Board to oversee the activities of the Sub-Adviser and in connection with the compliance by any of them with the requirements of the Investment Guidelines, the Registration Statement, and any applicable law, including, without limitation, (i) information and commentary for the Fund’s annual and semi-annual reports, in a format approved by the Adviser, together with (A) a certification that such information and commentary discuss the factors that materially affected the performance of the Fund, including the relevant market conditions, the investment techniques and strategies used by the Investment Managers, and the allocations to the Investment Managers and (B) additional certifications related to the Sub-Adviser’s services in order to support the Fund’s filings on Form N-CSR, Form N-Q and other applicable forms, and the Trust’s Principal Executive Officer’s and Principal Financial Officer’s certifications under Rule 30a-2 under the 1940 Act, thereon; (ii) within 5 business days of a quarter-end, a quarterly certification with respect to compliance and operational matters related to the Sub-Adviser and the Sub-Adviser’s services, in a format requested by the Adviser, as it may be amended from time to time; and (iii) an annual certification from the Sub-Adviser’s Chief Compliance Officer, appointed under Rule 206(4)-7 under the Advisers Act, with respect to the design and operation of the Sub-Adviser’s compliance program, in a format requested by the Adviser.

(p)	Upon the Adviser’s request, the Sub-Adviser shall review and comment upon selected portions of the Registration Statement relating to the Sub-Adviser, other offering documents and ancillary sales and marketing materials prepared by the Adviser for the Fund. The Sub-Adviser will promptly inform the Trust and the Adviser if the Sub-Adviser is aware that any information in the Registration Statement or any other document or information the Sub-Adviser reviews is (or will become) inaccurate or incomplete.

(q)	The Sub-Adviser shall promptly provide notice to the Adviser regarding any inspections, notices or inquiries from any governmental, administrative or self-regulatory agency that (i) specifically relate to the Sub-Adviser’s services under this Agreement or that otherwise relate to the Fund, or (ii) involve matters that could reasonably be viewed as material to the Sub-Adviser’s ability to provide services to the Adviser or Fund.

(r)	The Sub-Adviser will keep the Trust and the Adviser informed of developments of which the Sub-Adviser has, or should have, knowledge that would materially affect the Fund. The Sub-Adviser will promptly notify the Adviser in writing of the occurrence of any such developments, including the following events: (i) it is served or otherwise receives notice of, or is threatened with, any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, governmental, administrative or regulatory agency, or public board or body, (A) involving the affairs of the Fund or (B) that may reasonably be expected to materially affect the investment management business of the Sub- Adviser and (ii) any change in the actual control or management of the Sub-Adviser or change in the Sub- Adviser’s senior management (e.g., Chief Investment Officer or Chief Executive Officer).

(s)	If, at any time during the term of this Agreement, the Sub-Adviser discovers any fact or omission, or there occurs any event or change of circumstances, which would make any of its representations, warranties or covenants inaccurate or incomplete in any material respect, it will provide prompt written notification to the Adviser of that fact, omission, event or change of circumstance, and the facts related thereto.

4.	Representations, Warranties and Covenants of the Adviser

The Adviser represents and warrants to, and covenants with, the Sub-Adviser as follows:

(a)	The Adviser shall be registered as an investment adviser under the Advisers Act as of the Effective Date and shall maintain such registration for so long as this Agreement remains in effect;

(b)	The Adviser is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)	The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser; and

(d)	The Adviser shall comply in all material respects with all applicable provisions of Federal Securities Laws as defined in Rule 38a-1(e)(1) of the 1940 Act and rules and regulations of the SEC and, in addition, will conduct its activities under this Agreement in accordance with any applicable laws and regulations of any governmental authority pertaining to its investment advisory activities.

(e)	If, at any time during the term of this Agreement, the Adviser discovers any fact or omission, or there occurs any event or change of circumstances, which would make any of its representations, warranties or covenants inaccurate or incomplete in any material respect, it will provide prompt written notification to the Sub-Adviser of that fact, omission, event or change of circumstance, and the facts related thereto.

5.	Research

During the term of this Agreement, the Sub-Adviser will provide the Adviser with access to its research relevant to the Fund, including research related to capital markets, the investment strategies and the Investment Managers employed, or considered to be employed, by the Fund.

6.	Compensation

As full compensation for all services rendered and obligations assumed by the Sub-Adviser hereunder with respect to the Fund, the Adviser shall pay the compensation specified in Appendix A to this Agreement. Such compensation shall be calculated on a daily basis and payable to the Sub-Adviser quarterly in arrears promptly following receipt by the Adviser of the advisory fee payable by the Fund for that quarter. Compensation shall be prorated in the event that the Sub-Adviser serves for less than the whole of a quarter.

7.	Liability of the Sub-Adviser

The Sub-Adviser shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of statements in a Fund’s Registration Statement, summary prospectus, prospectus, statement of additional information, periodic reports to shareholders, reports and schedules filed with the SEC (including any amendment, supplement, or sticker to any of the foregoing), and advertising and sales material relating to each Fund, as applicable (collectively the “Disclosure Documents”) relating to the Sub-Adviser and the Sub-Adviser’s affiliates, and other information in each case solely as supplied by the Sub-Adviser for inclusion therein in response to requests by the Adviser for said information.

Neither the Sub-Adviser nor any of its directors, officers, employees, agents or affiliates shall be liable to the Adviser, the Trust, the Fund or its shareholders for any claims, losses, liabilities or damages (including reasonable attorneys’ fees and other related expenses) (“Losses”) suffered by the Adviser, the Trust or the Fund resulting from any error of judgment or loss arising out of any investment, or for any other act or omission made in the exercise of the Sub-Adviser’s duties under this Agreement except for Losses resulting from willful misconduct, bad faith, gross negligence, reckless disregard of the obligations or duties of the Sub-Adviser, or from the violation of applicable law by the Sub-Adviser or any of its directors, officers, employees, agents or affiliates.

8.	Indemnification

(a)	The Adviser shall indemnify and hold harmless the Sub-Adviser and its members, managers, officers, employees, agents, affiliates, and controlling persons (within the meaning of Section 15 of the Securities Act) from and against any Losses from or in connection with this Agreement or the performance by the Sub-Adviser of its duties hereunder. Nothing contained herein, however, shall require the Adviser to indemnify the Sub-Adviser for Losses resulting from (i) the Sub-Adviser’s (or any of its members’, managers’, officers’, employees’, agents’, affiliates’, or controlling persons’) willful misconduct, bad faith, gross negligence, reckless disregard of its obligations and duties under this Agreement or from the violation of applicable law, or (ii) any material misstatement or omission in the Fund’s Registration Statement, any proxy statement, or any other communication to current or prospective investors in the Fund made by or on behalf of the Sub-Adviser and provided to the Adviser, the Trust or the Fund for inclusion in such documents.

(b)	The Sub-Adviser shall indemnify and hold harmless the Adviser, and its respective trustees, members, managers, officers, employees, agents, shareholders, affiliates, and controlling persons (within the meaning of Section 15 of the Securities Act) from and against any Losses which the Adviser, the Fund or their respective trustees, members, managers, officers, employees, agents, shareholders, affiliates, and controlling persons may sustain as a result of the Sub-Adviser’s willful misconduct, bad faith, negligence, reckless disregard of its obligations and duties under this Agreement, or violation of applicable law.

(c)	Promptly after receipt of notice of any action, arbitration, claim, demand, dispute, or other proceeding by a party seeking to be indemnified (the “Indemnified Party”) under Sub-Sections 8(a) or 8(b) above, the Indemnified Party, if a claim in respect thereof is to be made against a party from whom indemnification is sought under Sub-Sections 8(a) or 8(b) above (the “Indemnifying Party”), will notify the Indemnifying Party in writing of the commencement of such Proceeding.

9.	Duration and Termination of this Agreement; Certain Definitions

This Agreement shall become effective as of the date executed and shall remain in full force and effect continually thereafter, subject to renewal as provided in Section 9(d) hereof and unless terminated automatically as set forth in Section 10 hereof or until terminated as follows:

(a)	The Trust may cause this Agreement to terminate either (i) by vote of the Trust’s Board or (ii) with respect to a Fund, upon the affirmative vote of a majority of the outstanding voting securities of the Fund; or

(b)	The Adviser at any time may terminate this Agreement by not more than sixty (60) days’ nor less than thirty (30) days’ written notice delivered or mailed by registered mail, postage prepaid, to the Sub-Adviser and the Trust; or

(c)	The Sub-Adviser at any time may terminate this Agreement by not more than sixty (60) days’ nor less than thirty (30) days’ written notice delivered or mailed by registered mail, postage prepaid, to the Adviser and the Trust; or

(d)	This Agreement automatically shall terminate two (2) years from the date of the Agreement’s execution unless the Agreement’s renewal specifically is approved at least annually thereafter by: (i) a majority vote of the Trustees, including a majority vote of said Trustees who are not interested persons of the Trust, the Adviser, or the Sub-Adviser, at a meeting called for the purpose of voting on said approval; or (ii) the vote of a majority of the outstanding voting securities of the Fund; provided, however, that, if the continuance of this Agreement is submitted to the shareholders of the Fund for the shareholders’ approval and said shareholders fail to approve said continuance of this Agreement as provided herein, the Sub-Adviser may continue to serve hereunder as to the Fund in a manner consistent with the 1940 Act and the rules and regulations thereunder; and

(e)	Termination of this Agreement pursuant to this Section shall be without payment of any penalty.

If the Board or the shareholders of the Fund fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Adviser will continue to act as the Sub-Adviser with respect to the Fund pending the required approval of the Agreement or its continuance or of any contract with the Sub-Adviser or a different manager or other definitive action; provided, that the compensation received by the Sub-Adviser in respect to the Fund during such period is in compliance with Rule 15a-4 of the 1940 Act.

For the purposes of this Agreement:

(a)	“Affirmative vote of a majority of the outstanding voting securities of the Fund” shall have the meaning as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC under the 1940 Act or any interpretations of the SEC staff.

(b)	“Interested persons” and “Assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC under the 1940 Act or any interpretations of the SEC staff.

10.	Assignment and Amendment of this Agreement

This Agreement automatically shall terminate, without the payment of any penalty, either: (i) in the event of the Agreement’s “assignment” (as that term is defined in Section 2(a)(4) of the 1940 Act); or (ii) in the event of the termination of the Advisory Agreement; provided, that said termination shall not relieve the Adviser or the Sub-Adviser of any liability incurred hereunder.

This Agreement may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

11.	Potential Conflicts of Interest; Non-Exclusive Relationship

The Sub-Adviser provides investment advisory services, including services similar to those to be provided under this Agreement, to other clients and receives fees for such services. The Sub-Adviser may also have other relationships with investment managers, brokers, banks, custodians, insurance companies or other financial professionals. As a result, a potential conflict may arise between the interests of the Adviser and/or the Fund, and the Sub-Adviser’s interest in providing other services or in maintaining other relationships. Due to these potential conflicts, the Sub-Adviser may have an incentive to provide certain investment advice or to recommend certain securities or products over others that may also be suitable for the Fund. The Sub- Adviser has developed policies to address these potential conflicts. More information about how potential conflicts of interest are addressed is contained in the Sub-Adviser’s Form ADV, Part 2. Each of the Adviser and the Trust on behalf of the Fund acknowledges and agrees that the Sub-Adviser may provide services to other clients and receive fees for such services. The advice given and the actions taken with respect to such other clients, and the Sub-Adviser’s own investment decisions, may be similar to or different from advice given with respect to the Fund. In addition, each of the Adviser and the Trust on behalf of the Fund acknowledges and agrees that in the ordinary course of the Sub-Adviser’s business, the Sub-Adviser evaluates and makes recommendations with respect to investment managers and their products (“Manager Evaluations”) and agrees that, notwithstanding Section 14 hereof, the Sub-Adviser may use and disclose any information regarding any investment managers and their products, including without limitation the Investment Managers and their products, in the Sub-Adviser’s possession in connection with such Manager Evaluations.

12.	Electronic Communications

The parties are authorized to communicate with each other through the internet, and each party acknowledges that use of electronic mail systems or other communication services that use the internet (“Electronic Communications”) involve the transmission of information through computer systems that are not controlled or maintained by either the Adviser or the Sub-Adviser. Because of the nature of Electronic Communications, each party acknowledges that the privacy, confidentiality, timeliness and integrity of information transmitted over the internet in connection with this agreement cannot be assured. Nevertheless, the Adviser hereby authorizes the Sub-Adviser to provide the Adviser information relating to the services undertaken by the Sub-Adviser pursuant to this Agreement through Electronic Communications. The Adviser authorizes the Sub-Adviser to accept and rely on Electronic Communications received from the Adviser, although the Sub-Adviser reserves the right to require that specific communications be provided in writing. The parties hereto agree that neither party shall be liable to the other for any damages resulting from the use of Electronic Communications; provided, that the applicable party’s use of Electronic Communications was reasonable under the circumstances and any such damages resulted from acts or omissions beyond such party’s control. Without limiting the generality of the foregoing, the parties hereto hereby agree and consent to the receipt of Electronic Communications related to or in connection with this Agreement, including, without limitation, the electronic delivery by the Sub-Adviser of required regulatory communications and any financial or other reports (e.g., ADV Part 2A, quarterly and annual financial reports, statement updates), as applicable. Each party’s consent to electronic delivery is effective immediately upon the execution of this Agreement and remains in effect unless withdrawn by the Adviser or Sub-Adviser, as applicable. Neither the Adviser nor the Sub-Adviser is required to consent to electronic delivery of documents and may withdraw the consent at any time or request a paper copy of any relevant documents.

13.	General Provisions

(a)	Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(b)	Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage prepaid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Adviser for this purpose shall be FS Investments, 201 Rouse Boulevard, Philadelphia, PA 19112, and the address of the Sub- Adviser shall be Wilshire Associates Incorporated, 1299 Ocean Avenue, 7th Floor, Santa Monica, CA 90401.

(c)	The Sub-Adviser will promptly notify the Adviser in writing of the occurrence of any of the following events:

(i)	the Sub-Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

(ii)	any change in the portfolio managers of the Sub-Adviser providing services to the Fund hereunder;

(iii)	any prospective change in approach to the Sub-Adviser’s recommendations with respect to the management of the Fund’s assets;

(iv)	any other change in the Sub-Adviser’s business activities or circumstances that could reasonably be expected to materially adversely affect the Sub-Adviser’s ability to discharge its obligations under this Agreement; or

(v)	any anticipated or otherwise reasonably foreseeable change in the ownership of the Sub-adviser that could: (i) materially impact the services provided by the Sub-adviser to a Fund; or (ii) that could result in a change of control under Section 15(a)(4) of the 1940 Act, within a reasonable time prior to said change being effected.

(d)	The Sub-Adviser agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with the Trust, the Fund or the Adviser or any of their respective affiliates in offering, marketing, or other promotional materials without the express written consent of the Adviser; provided, that this Section 13(d) shall not apply to disclosures the Sub-Adviser is required to make by law, rules, regulations or legal or regulatory process; and, provided, further, that Sub-Adviser shall give Adviser notice of such disclosures except those made on a routine basis as required pursuant to applicable law, rules or regulations. The Adviser and the Sub-Adviser agree that the Sub-Adviser is permitted to include the name of the Adviser in its clients lists used for marketing purposes.

(e)	The Fund is an intended third-party beneficiary under this Agreement and is entitled to enforce this Agreement as if it were a party thereto. Shareholders of the Fund are not intended third-party beneficiaries under this Agreement and are not entitled to enforce this Agreement as if they were parties thereto.

(f)	Each party submits to the jurisdiction of the Delaware Court of Chancery, the United States District Court of Delaware, and any Delaware state court sitting in the city of Wilmington for purposes of all legal proceedings arising out of or relating to this Agreement and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such proceedings brought in any such court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

(g)	Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective, as to said jurisdiction, to the extent of said invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

(h)	The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever shall be satisfied solely out of the assets of a Fund and that no Trustee, officer or holder of shares of beneficial interest of the Fund shall be personally liable for any of the foregoing liabilities.

(i)	This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.	Confidentiality

(a)	From time to time, a party may disclose, exchange, or make available, the party’s “Confidential Information” (as that term is defined below) to the other parties. For purposes of this Agreement, “Confidential Information” shall mean any information, data, or materials pertaining to a party’s (“Discloser”) or the party’s affiliates’ or subsidiaries’ business, financial, or internal plans or affairs, regardless of form of communication (whether oral, in hard copy, electronic, or any other medium whatsoever), and whether furnished before, on, or after the date of this Agreement, that is not currently available to the general public, and for which the owning party derives actual or potential value from said unavailability.

(b)	Confidential Information shall NOT include: (a) any information that is or becomes generally available to the public through no breach of this Agreement by recipient (“Recipient”); (b) any information that is disclosed to Recipient on a non-confidential basis by a third party who, to Recipient’s knowledge after due inquiry, has legitimate possession thereof and the unrestricted right to make this disclosure; and (c) any information developed by Recipient independently of, and without reference to, any Confidential Information disclosed by Discloser to Recipient.

(c)	Recipient acknowledges that any Confidential Information provided by Discloser shall be used by Recipient solely for purposes related to the Agreement, and, except as provided in a subsequent written agreement between the parties, the provision of Confidential Information shall not be construed as creating any express or implied license to develop or otherwise use the Confidential Information in any manner. Recipient agrees: (a) to take reasonable steps to safeguard the Confidential Information from theft, piracy, or unauthorized access, and to hold the Confidential Information in strict confidence and secrecy using at least the same level of care and protection against disclosure as Recipient uses in protecting Recipient’s own confidential and proprietary information; (b) not to use the Confidential Information for any purpose other than those purposes related to this Agreement; (c) not to reveal or disclose the Confidential Information to any individual, firm, or entity without the prior written consent of Discloser, other than as set forth in (e) below; (d) to inform third-party recipients of the confidential nature of the Confidential Information; and (e) to disclose Confidential Information to Recipient’s officers, directors, representatives, agents, or employees only on a “need-to-know” basis and to inform these individuals of their obligations under this Agreement, taking such steps as may be reasonable in the circumstances, or as may be reasonably requested by Discloser, to prevent any unauthorized disclosure, copying, or use of the Confidential Information. Neither Discloser nor any of Discloser’s officers, directors, employees, or controlling persons make any express or implied representation or warranty as to the completeness and accuracy of any Confidential Information, and Recipient agrees that none of these persons shall have any liability to Recipient or any of Recipient’s representatives and agents relating to or arising from the use of any Confidential Information or for any errors therein or omissions therefrom.

(d)	Recipient acknowledges that any Confidential Information provided pursuant to this Agreement constitutes unique, valuable, and special business of Discloser. Recipient agrees that a violation of any material provision of this Agreement may cause Discloser irreparable injury for which Discloser would have no adequate remedy at law, and agrees that Discloser may be entitled to seek immediate injunctive relief prohibiting said violation, without bond, in addition to any other rights and remedies available to Discloser.

(e)	Neither party shall be liable for disclosure of Confidential Information made to any court of proper jurisdiction, regulatory, self-regulatory, governmental agency or examining authority having jurisdiction over either party and pursuant to subpoena, court order, or other legal process or as otherwise required by law or regulation. Recipient shall provide the Discloser with prompt written notice of said request or requirement for disclosure, unless prevented by applicable law or regulation. If requested, Recipient shall reasonably cooperate at Discloser’s expense in defending against any said court or administrative order.

(f)	It is understood and agreed that regulators having jurisdiction over any of the parties shall have unrestricted access to all books, records, files, and other materials in a party’s possession, including the Confidential Information, and disclosure of the Confidential Information to these persons solely for purposes of supervision or examination may occur without written notice to or authorization from the Discloser.

(g)	The Sub-Adviser grants the Adviser a royalty-free, non-exclusive, and revocable license during the term of this Agreement to use the Sub-Adviser’s name and logo(s) and the evaluation materials, analysis and information regarding the Sub-Adviser and the investment program of the Fund provided by the Sub-Adviser to the Adviser in connection with the Sub-Adviser’s services to the Fund hereunder (the “Sub-Adviser Information”) and to refer to such in materials (1) marketing the Fund and the Adviser’s services to the Trust, (2) providing ongoing information to existing shareholders and (3) providing any required regulatory disclosures; provided, that all such materials containing Sub- Adviser Information shall be subject to the Sub-Adviser’s prior written approval, and shall meet the Sub- Adviser’s reasonable quality standards including trademark and copyright notifications. The Sub-Adviser shall make commercially reasonable efforts to respond to any request for approval on a prompt and timely basis. Once such materials have been approved by the Sub-Adviser with respect to use of the Sub- Adviser Information, unless the Adviser is notified to the contrary in writing by the Sub-Adviser, subsequent materials that do not materially alter the use of the Sub-Adviser Information need not be submitted for approval by the Adviser to the Sub-Adviser. The Sub-Adviser shall not be responsible for the expenses related to the development of such materials. Upon termination of this Agreement, the Adviser shall promptly cease to use the Sub-Adviser Information; provided, that the Sub-Adviser Information may be included to the extent required in regulatory disclosures or shareholder communications relating to periods preceding termination of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

FS FUND ADVISOR, LLC

By:	/s/ Michael C. Forman
Name:	Michael C. Forman
Title:	Chief Executive Officer

WILSHIRE ADVISORS LLC

By:	/s/ Jason Schwarz
Name:	Jason Schwarz
Title:	President

THE ADVISORS’ INNER CIRCLE FUND III

By:	/s/ Michael G. Beattie
Name:	Michael G. Beattie
Title:	President

[Signature page to Sub-Advisory Agreement (Wilshire)]

APPENDIX A

[Redacted]